EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 333-114019, 333-152186, and 333-159217 of Gaming Partners International Corporation and Subsidiaries on Form S-8, of our report dated March 29, 2012, appearing in this Annual Report on Form 10-K of Gaming Partners International Corporation and Subsidiaries for the year ended December 31, 2011.

/s/ Moss Adams LLP

San Diego, CA
March 29, 2012